Exhibit 99.5

January 14, 2026

Mr. Steve Habachy

WildFire Energy I LLC

920 Memorial City Way, Suite 1400

Houston, Texas 77024

Dear Mr. Habachy:

In accordance with your request, we have estimated the proved and probable reserves and future revenue, as of December 31, 2025, to the WildFire Energy I LLC (WildFire) interest in certain oil and gas properties located in Texas. We completed our evaluation on or about the date of this letter. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by WildFire. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities— Oil and Gas, except that future income taxes are excluded for all properties and, as requested, per- well overhead expenses are excluded for the operated properties. Definitions are presented immediately following this letter.

As presented in the accompanying summary projections, Tables I through V, we estimate the net reserves and future net revenue to the WildFire interest in these properties, as of December 31, 2025, to be:

	Net Reserves			Future Net Revenue(1) (M$)
	Oil	NGL	Gas		Present Worth
Category	(MBBL)	(MBBL)	(MMCF)	Total	at 10%
Proved Developed Producing	100,327.4	21,303.4	109,046.0	4,333,564.4	2,456,968.2
Proved Developed Shut-in	0.0	0.0	0.0	(37,550.3)	(23,315.8)
Proved Undeveloped	96,127.4	19,233.5	96,376.3	3,606,266.1	1,673,904.4
Total Proved	196,454.8	40,536.8	205,422.4	7,902,278.7	4,107,556.6
Probable	107,843.7	18,606.6	113,115.5	3,595,575.3	786,630.5

Totals may not add because of rounding.

(1)  Future net revenue is after deducting estimated abandonment costs.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases. Oil equivalent volumes shown in this report are expressed in thousands of barrels of oil equivalent (MBOE), determined using the ratio of 6 MCF of gas to 1 barrel of oil.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. No study was made to determine whether possible reserves might be established for these properties. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

Gross revenue shown in this report is WildFire's share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for WildFire's share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes.

The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2025. For oil and NGL volumes, the average West Texas Intermediate spot price of $66.01 per barrel is adjusted for quality, transportation fees, and market differentials. For gas volumes, the average Henry Hub spot price of $3.387 per MMBTU is adjusted for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. Average adjusted product prices weighted by production over the remaining lives of the properties are shown for each category in the following table:

	Average Adjusted Prices
	Oil	NGL	Gas
Category	($/Barrel)	($/Barrel)	($/MCF)
Proved	65.20	20.26	2.716
Probable	65.32	19.80	2.677

Operating costs used in this report are based on operating expense records of WildFire. For the nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, operating costs for the operated properties include only direct lease- and field-level costs. Operating costs have been divided into per-well costs and per-unit-of-production costs. For all properties, headquarters general and administrative overhead expenses of WildFire are not included. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by WildFire and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for new development wells and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are WildFire's estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the WildFire interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on WildFire receiving its net revenue interest share of estimated future gross production. Additionally, we have made no specific investigation of any firm transportation contracts that may be in place for these properties; our estimates of future revenue include the effects of such contracts only to the extent that the associated fees are accounted for in the historical field- and lease-level accounting statements.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by WildFire, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations; such reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from WildFire, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

By:	/s/ C. Ashley Smith, P.E.	By:	/s/ Edward C. Roy III, P.G.
	C. Ashley Smith, P.E. 100560		Edward C. Roy III, P.G. 2364
	Vice President		Vice President

Date Signed: January 14, 2026	Date Signed: January 14, 2026

CAS:KJL